Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Ladies and Gentlemen:

We have read the statements made in Item 4.01 of Next Fuel, Inc.’s Form 8-K dated June 3, 2015. We agree with the statements made regarding our firm in Item 4.01, under the section titled “Dismissal of Previous Independent Registered Public Accounting Firm.” We have no basis on which to agree or disagree with the statements made in Item 4.01, under the section titled “Engagement of New Independent Registered Public Accounting Firm” or any other statements contained therein.

Very truly yours,

Hein & Associates LLP

Denver, Colorado

June 8, 2015